Exhibit 99.1

Myers Industries Reports 2017 Fourth-Quarter and Full-Year Results

2017 free cash flow of $43 million, a 102% year-over-year improvement; Company expects growth in 2018

March 6, 2018, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced results for the fourth quarter and year ended December 31, 2017.

Business Highlights

•	Fourth-quarter and full-year 2017 net sales increased 13.6% and 2.4%, respectively; primarily the result of increased demand and market share gains in key niche markets in Material Handling, partially offset by declines in Distribution

•	GAAP income per diluted share from continuing operations was $0.06 for the fourth quarter and $0.35 for the full year, compared to a loss of $0.03 and income of $0.38, respectively for the fourth quarter and full year 2016; adjusted income per diluted share from continuing operations was $0.09 for the fourth quarter and $0.51 for the full year, compared to $0.01 and $0.48, respectively for the fourth quarter and full year 2016

•	Reduced debt by $38.5 million compared to prior year; decreased net-debt-to-adjusted EBITDA ratio to 2.5x

•	Working capital reduction of $10 million and disciplined capital spending resulted in $43 million in free cash flow for 2017, an increase of 102%

•	Divested our Brazil operations which were non-strategic and generated negative cash flow

President and Chief Executive Officer Dave Banyard commented, “We are excited about the pace of our strategic execution and the growth we achieved in the fourth quarter. This past year was transformational for Myers Industries. We focused the enterprise on the key niche markets where we deliver the strongest value. That focus resulted in double-digit revenue growth in our food and beverage and consumer end market products, and high single-digit growth in our vehicle end market. Additionally, we focused our efforts on flexible operations, closing and moving three facilities on time and under budget with no adverse impact on our customers. We accomplished these moves in the face of increased demand, both from external market forces and major weather events as well as from our commercial efforts to gain share. Finally, we delivered on our commitment to generate strong free cash flow throughout the year, demonstrating the power of our strategy and our ability to execute.”

	Quarter Ended December 31,			Year Ended December 31,
	2017	2016	% Increase (Decrease)	2017	2016	% Increase (Decrease)
	(Dollars in thousands, except per share data)
Net sales	$140,106	$123,289	13.6%	$547,043	$534,379	2.4%
Gross profit	$38,257	$35,300	8.4%	$157,453	$161,898	(2.7)%
Gross profit margin	27.3%	28.6%		28.8%	30.3%
Operating income	$4,003	$1,418	182.3%	$24,888	$27,362	(9.0)%
Income from continuing operations:
Income (loss)	$1,821	$(899)	—	$10,844	$11,324	(4.2)%
Income (loss) per diluted share	$0.06	$(0.03)	300.0%	$0.35	$0.38	(7.9)%

Operating income as adjusted(1)	$5,642	$2,414	133.7%	$31,468	$31,810	(1.1)%
Income from continuing operations as adjusted(1):
Income (loss)	$2,674	$182	—	$15,473	$14,479	6.9%
Income (loss) per diluted share	$0.09	$0.01	—	$0.51	$0.48	6.3%

(1)	Details regarding the adjusted charges are provided on the Reconciliations of Non-GAAP Financial Measures included in this release.

Fourth-Quarter 2017 Financial Summary

Fourth-quarter net sales increased $16.8 million or 13.6% (13.0% excluding currency fluctuation) to $140.1 million, compared to the fourth quarter of 2016. The increase in sales was the result of sales growth in the Material Handling Segment, partially offset by sales declines in the Distribution Segment. Gross profit increased $3.0 million to $38.3 million due to increased volume and favorable pricing, partially offset by an unfavorable sales mix, raw material inflation, and operating inefficiencies. Selling, general and administrative expenses of $33.7 million were roughly flat year-over-year. Fourth-quarter GAAP income per diluted share from continuing operations was $0.06, compared to a loss of $0.03 for the fourth quarter of 2016. Adjusted income per diluted share from continuing operations was $0.09, compared to $0.01 for the fourth quarter of 2016.

Net sales in the Material Handling Segment for the fourth quarter of 2017 increased $20.7 million or 25.6% (24.7% excluding currency fluctuation) vs. the fourth quarter of 2016. The increase in net sales was due to increased demand and market share gains in the Company’s food and beverage, consumer and vehicle end markets, partially offset by a decline in net sales in the industrial end market. Segment GAAP operating income was $8.2 million for the fourth quarter of 2017, compared to $4.0 million for the fourth quarter of 2016. Segment adjusted operating income was $8.8 million for the fourth quarter of 2017, compared to $4.8 million for the fourth quarter of 2016. Increased operating income was due to higher sales volume and favorable pricing, partially offset by an unfavorable sales mix, raw material inflation, and operating inefficiencies.

Net sales in the Distribution Segment for the fourth quarter of 2017 decreased $3.8 million or 9.0% vs. the fourth quarter of 2016. The decrease in net sales was due mostly to the planned exit of a low margin product line within the Company’s Patch Rubber business, which contributed $2.7 million of the $3.8 million decline. The Myers Tire Supply business was down 3.1% for the quarter, showing improvement compared to the year-over-year sales performance during the first half of 2017. The segment’s operating income was $1.3 million for the fourth quarter of 2017, compared to $3.0 million for the fourth quarter of 2016. The decrease in operating income was the result of lower sales and higher selling, general and administrative expenses, partially offset by a favorable mix and higher pricing.

Full-Year 2017 Financial Summary

Full-year net sales increased 2.4% (or 2.2% excluding currency fluctuation) to $547.0 million, compared to full-year 2016. The increase in sales was the result of sales growth in the Material Handling Segment, partially offset by a sales decline in the Distribution Segment. Gross profit margin decreased 150 basis points to 28.8%, due mostly to restructuring expenses of $7.4 million. Selling, general and administrative expenses increased 2.2% to $135.5 million primarily as a result of higher compensation costs and professional fees, partially offset by lower depreciation and amortization expenses. GAAP income per diluted share from continuing operations was $0.35, compared to $0.38 for the full year of 2016. Adjusted income per diluted share from continuing operations was $0.51, compared to $0.48 for the full year of 2016.

The Material Handling Segment’s net sales for the full year of 2017 increased 7.5% (or 7.2% excluding currency fluctuation) vs. the full year of 2016. The increase in net sales was due primarily to increased demand and market share gains in the Company’s food and beverage, consumer and vehicle end markets, partially offset by a sales decline in the industrial end market. Segment GAAP operating income was $38.9 million for the full year of 2017, compared to $40.8 million for the full year of 2016. Segment adjusted operating income was $44.1 million for the full year of 2017, compared to $40.9 million for the full year of 2016.

The Distribution Segment’s net sales for the full year of 2017 declined 8.3% compared to the full year of 2016. The decrease in net sales was primarily due to the planned exit of a low margin product line within the Company’s Patch Rubber business and sales declines in the Myers Tire Supply business, primarily during the first half of the year, partially offset by improved pricing. The segment’s operating income was $9.1 million for the full year of 2017, compared to $12.8 million for the full year of 2016.

2018 Outlook

For the fiscal year 2018, the Company anticipates that total revenue will be up low-to-mid single-digits on a constant currency basis compared to the prior year based on strong backlog, tempered by one-time large orders delivered in the second half of 2017, particularly in its consumer end market related to hurricane activity. It also expects capital expenditures to be in the range of $10 to $12 million, net interest expense to be between $7 and $8 million, and depreciation and amortization to be between $26 and $28 million. The Tax Cuts and Jobs Act will benefit the Company through a decrease in its effective tax rate, which is expected to be approximately 25%.

Mr. Banyard concluded, “We enter 2018 with excellent momentum. We have a strong order book coming into Q1 and expect to see the benefits of our operational efforts as we move throughout the year. Additionally, we expect to continue to improve our balance sheet and cash flow, both of which will allow us to invest in organic initiatives and acquisitive growth. We have a pipeline of potential acquisition candidates that we are evaluating and expect to be disciplined concerning price and valuation as we deploy cash toward these higher future growth opportunities. We will also continue to evaluate opportunities to reduce our manufacturing footprint and improve the operational flexibility of our business. These efforts, combined with our commitment to disciplined cash return metrics, should enable us to deliver compelling long-term value to our shareholders.”

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Tuesday, March 6, 2018 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at: (US) 833-233-3452 or (Int’l) 647-689-4129. The passcode is Conference ID: 2699806. Callers are asked to sign on at least five minutes in advance. A live webcast of the conference call can be accessed from the Investor Relations section of the Company’s website at www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to the telephone replay, callers should dial: (US) 800-585-8367 or (Int’l) 416-621-4642. The replay passcode is Conference ID: 2699806.

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP measures in this release. Adjusted EPS, adjusted income per diluted share from continuing operations, adjusted operating income, adjusted EBITDA and free cash flow are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unexpected failures at our manufacturing facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its website at www.sec.gov and on the Company’s Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

Contact:

Monica Vinay, Vice President, Investor Relations & Treasurer

(330) 761-6212

mvinay@myersind.com

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except share and per share data)

	For the Quarter Ended		For the Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$140,106	$123,289	$547,043	$534,379
Cost of sales	101,849	87,989	389,590	372,481

Gross profit	38,257	35,300	157,453	161,898
Selling, general and administrative expenses	33,724	33,639	135,503	132,579
(Gain) loss on disposal of fixed assets	530	243	(3,482)	628
Impairment charges	—	—	544	1,329

Operating income	4,003	1,418	24,888	27,362
Interest expense, net	1,464	2,122	7,292	8,643
Loss on extinguishment of debt	1,888	—	1,888	—

Income (loss) from continuing operations before income taxes	651	(704)	15,708	18,719
Income tax expense (benefit)	(1,170)	195	4,864	7,395

Income (loss) from continuing operations	1,821	(899)	10,844	11,324
Income (loss) from discontinued operations, net of income taxes	(20,074)	(559)	(20,733)	(10,267)

Net income (loss)	$(18,253)	$(1,458)	$(9,889)	$1,057

Income (loss) per common share from continuing operations:
Basic	$0.06	$(0.03)	$0.36	$0.38
Diluted	$0.06	$(0.03)	$0.35	$0.38
Income (loss) per common share from discontinued operations:
Basic	$(0.66)	$(0.02)	$(0.69)	$(0.35)
Diluted	$(0.65)	$(0.02)	$(0.68)	$(0.35)
Net income (loss) per common share:
Basic	$(0.60)	$(0.05)	$(0.33)	$0.03
Diluted	$(0.59)	$(0.05)	$(0.33)	$0.03
Weighted average common shares outstanding:
Basic	30,423,324	29,961,579	30,222,289	29,750,378
Diluted	30,851,536	29,961,579	30,562,646	29,967,912

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Net Sales
Material Handling	$101,613	$80,924	25.6%	$391,313	$363,956	7.5%
Distribution	38,592	42,413	(9.0)%	156,428	170,660	(8.3)%
Inter-company Sales	(99)	(48)	—	(698)	(237)	—

Total	$140,106	$123,289	13.6%	$547,043	$534,379	2.4%

Operating Income
Material Handling	$8,199	$3,962	106.9%	$38,874	$40,776	(4.7)%
Distribution	1,331	3,031	(56.1)%	9,073	12,834	(29.3)%
Corporate	(5,527)	(5,575)	—	(23,059)	(26,248)	—

Total	$4,003	$1,418	182.3%	$24,888	$27,362	(9.0)%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

OPERATING INCOME BY SEGMENT (UNAUDITED)

(Dollars in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Material Handling
Operating income as reported	$8,199	$3,962	$38,874	$40,776
Asset impairments	—	—	544	1,329
Reduction to contingent liability	—	—	—	(2,335)
(Gain) loss on sale of assets	141	59	(3,946)	577
Restructuring expenses and other adjustments	498	751	8,656	525

Operating income as adjusted	8,838	4,772	44,128	40,872

Distribution
Operating income as reported	1,331	3,031	9,073	12,834

Corporate Expense
Corporate expense as reported	(5,527)	(5,575)	(23,059)	(26,248)
Environmental reserve	1,000	—	1,326	2,155
CFO severance related costs	—	186	—	2,197

Corporate expense as adjusted	(4,527)	(5,389)	(21,733)	(21,896)

Continuing Operations
Operating income as reported	4,003	1,418	24,888	27,362
Total of all adjustments above	1,639	996	6,580	4,448

Operating income as adjusted	5,642	2,414	31,468	31,810
Interest expense, net	(1,464)	(2,122)	(7,292)	(8,643)

Income (loss) before taxes as adjusted	4,178	292	24,176	23,167
Income tax expense*	(1,504)	(110)	(8,703)	(8,688)

Income (loss) from continuing operations as adjusted	$2,674	$182	$15,473	$14,479

Adjusted earnings (loss) per diluted share from continuing operations	$0.09	$0.01	$0.51	$0.48

*	Income taxes are calculated using the normalized effective tax rate for each year. The normalized rate used in 2017 was 36% and in 2016 was 37.5%.

Note on Reconciliation of Income and Earnings Data: Income from continuing operations as adjusted and adjusted earnings per diluted share from continuing operations are non-GAAP financial measures that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(Dollars in thousands)

Year Ended
December 31, 2017
Income from continuing operations	$10,844
Add: tax expense	4,864
Add: net interest expense	7,292
Add: extinguishment of debt	1,888
Add: depreciation	21,945
Add: amortization	8,886

EBITDA	55,719

Add: one-time adjustments (excludes one-time depreciation adjustments of $1,993)	4,587

EBITDA as adjusted	$60,306

Note on Reconciliation of Income and Earnings Data: EBITDA and EBITDA as adjusted are non-GAAP financial measures that Myers Industries, Inc. calculates according to the schedule above, using amounts from the unaudited Reconciliation of Non-GAAP Financial Measures Income (Loss) Before Taxes by Segment and GAAP amounts from the unaudited Condensed Consolidated Statement of Operations. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that EBITDA and EBITDA as adjusted provides useful information regarding a company’s operating profitability. Management uses EBITDA and EBITDA as adjusted as well as other financial measures in connection with its decision-making activities. EBITDA and EBITDA as adjusted should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating EBITDA and EBITDA as adjusted may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	December 31, 2017	December 31, 2016
Assets
Current Assets
Cash	$2,520	$2,404
Restricted cash	8,659	8,635
Accounts receivable, net	76,650	64,282
Income tax receivable	12,954	2,208
Inventories	47,025	44,785
Other	2,204	4,639
Current assets of discontinued operations	—	14,198

Total Current Assets	150,012	141,151
Property, Plant, & Equipment, Net	83,904	106,266
Other Assets	122,026	127,758
Noncurrent assets of discontinued operations	—	6,509

Total Assets	$355,942	$381,684

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$63,581	$47,573
Accrued expenses	35,072	28,989
Current liabilities of discontinued operations	—	2,750

Total Current Liabilities	98,653	79,312
Long-term debt, net	151,036	189,522
Other liabilities	8,236	9,203
Deferred income taxes	4,265	10,365
Non-current liabilities of discontinued operations	—	249
Total Shareholders’ Equity	93,752	93,033

Total Liabilities & Shareholders’ Equity	$355,942	$381,684

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Year Ended December 31,
	2017	2016
Cash Flows From Operating Activities
Net income	$(9,889)	$1,057
Income (loss) from discontinued operations, net of income taxes	(20,733)	(10,267)

Income from continuing operations	10,844	11,324
Adjustments to reconcile income from continuing operations to net cash provided by (used for) operating activities
Depreciation	19,952	22,049
Amortization	8,886	9,743
Accelerated depreciation associated with restructuring activities	1,993	—
Non-cash stock-based compensation expense	3,626	3,357
(Gain) loss on disposal of fixed assets	(3,482)	628
Loss on extinguishment of debt	1,888	—
Deferred taxes	(5,663)	555
Accrued interest income on note receivable	(1,360)	(1,268)
Impairment charges	544	1,329
Other	256	155
Payments on performance based compensation	(1,010)	(1,794)
Other long-term liabilities	723	(592)
Cash flows provided by (used for) working capital
Accounts receivable	(6,757)	6,411
Inventories	(1,876)	8,603
Prepaid expenses and other assets	2,209	1,047
Accounts payable and accrued expenses	18,299	(27,594)

Net cash provided by (used for) operating activities - continuing operations	49,072	33,953
Net cash provided by (used for) operating activities - discontinued operations	(4,633)	(232)

Net cash provided by (used for) operating activities	44,439	33,721

Cash Flows From Investing Activities
Capital expenditures	(5,814)	(12,489)
Proceeds from sale of property, plant and equipment	11,058	450
Proceeds (payments) related to sale of business	—	(4,034)

Net cash provided by (used for) investing activities - continuing operations	5,244	(16,073)
Net cash provided by (used for) investing activities - discontinued operations	(1,107)	(16)

Net cash provided by (used for) investing activities	4,137	(16,089)

Cash Flows From Financing Activities
Net borrowing (repayments) on credit facility	(16,474)	(3,804)
Repayments of senior unsecured notes	(23,798)	—
Cash dividends paid	(16,341)	(16,221)
Proceeds from issuance of common stock	4,527	3,374
Excess tax benefit from stock-based compensation	—	64
Repurchase of common stock	—	—
Shares withheld for employee taxes on equity awards	(620)	(1,166)
Deferred financing costs	(1,030)	—

Net cash provided by (used for) financing activities - continuing operations	(53,736)	(17,753)
Net cash provided by (used for) financing activities - discontinued operations	—	—

Net cash provided by (used for) financing activities	(53,736)	(17,753)

Foreign exchange rate effect on cash	(208)	665
Less: Net increase (decrease) in cash classified within discontinued operations	(5,484)	493

Net increase (decrease) in cash	116	51
Cash at January 1	2,404	2,353

Cash at December 31	$2,520	$2,404

MYERS INDUSTRIES, INC.

RECONCILIATION OF FREE CASH FLOW TO GAAP NET CASH PROVIDED BY

(USED FOR) OPERATING ACTIVITIES – CONTINUING OPERATIONS

(UNAUDITED)

(Dollars in thousands)

	For the twelve months ended
	December 31, 2017	December 31, 2016
Net cash provided by (used for) operating activities - continuing operations	$49,072	$33,953
Capital expenditures	(5,814)	(12,489)

Free cash flow	$43,258	$21,464

Note on Reconciliations of Cash Flow Data: Free cash flow is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedules above using GAAP amounts from the unaudited Condensed Consolidated Statement of Cash Flows. The Company uses free cash flow as well as other financial measures in connection with its decision-making activities. The Company’s method for calculating free cash flow may not be comparable to methods used by other companies.